Exhibit 10.13

MURPHY USA INC.
TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number:	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

    This Restricted Stock Unit Award (this “Award”), granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Stock Plan for Non-Employee Directors (the “Plan”) subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.

    1. The Company hereby grants to the individual named above (the “Awardee”) this Award of Restricted Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.

    2. Subject to paragraph 3 below and in accordance with the Plan, this Award will fully vest and Shares will be issued to the Awardee, without restrictions, on the third anniversary of the Grant Date of grant (the “Vesting Date”), or otherwise in accordance with the Plan in the event of termination of the Awardee’s Board membership prior to the Vesting Date. This Award shall not vest whenever the delivery of Shares hereunder would be a violation of any applicable law, rule or regulation.

    3. The Award will fully vest and 100% of the Restricted Stock Units will be deemed to be earned and Shares will be issued to the Awardee, without restrictions, upon the occurrence of a Change in Control; provided, however, that no issuance of Shares will be made until the Vesting Date unless the Change in Control also qualifies as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets, as determined under Section 409A of the Internal Revenue Code.

    4. In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the Vesting Date, the number of Restricted Stock Units shall be equitably adjusted to reflect that change in accordance with the Plan.

    5. This Award is not assignable except as provided in the case of the Awardee’s death and is not subject in whole or in part to attachment, execution or levy of any kind.

    6. Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying Restricted Stock Units are distributed to the Awardee, the Awardee shall receive a number of Dividend Equivalents with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Restricted Stock Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution, to be paid in a number of whole Shares (“Dividend Shares”) and in cash equal to the value of any fractional shares. Any such Dividend Equivalents shall vest and be paid to the Awardee at the same time as, and shall be subject to the same vesting and forfeiture provisions as set forth in this Agreement with respect to, the Restricted Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any canceled or forfeited Restricted Stock Units.

    7. In the case of any conflict between the terms of this Award and the terms of the Plan, the terms of the Plan shall control.
Murphy USA Inc.

Attest: /s/Gregory L. Smith	/s/R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer